News Release FOR IMMEDIATE RELEASE	General Growth Properties, Inc. 110 N. Wacker Drive Chicago, Illinois 60606

312.960.5000 TEL
312.960.5475 FAX

CONTACT:

Timothy Goebel
Director, Investor Relations
General Growth Properties
(312) 960-5199

General Growth Announces Sale of GGP Limited Partnership 3.98% Senior Exchangeable Notes

Chicago, Illinois, April 10, 2007 — General Growth Properties, Inc. (NYSE: GGP) announced that GGP Limited Partnership, the operating partnership through which GGP conducts business, has agreed to sell $1.55 billion aggregate principal amount of 3.98% Exchangeable Senior Notes due 2027 pursuant to Rule 144A under the Securities Act of 1933. GGP Limited Partnership has also granted the initial purchasers an option to purchase up to an additional $200 million aggregate principal amount of notes to cover any over-allotments. The notes are unsecured senior obligations of GGP Limited Partnership, and, if certain conditions are satisfied, are exchangeable into cash, shares of GGP common stock or a combination of cash and shares of GGP common stock, at the option of GGP Limited Partnership.

The initial exchange rate for each $1,000 principal amount of notes will be approximately 11.27 shares of GGP common stock, representing an exchange price of approximately $88.72 per share, representing an exchange premium of 35%, based on the April 10, 2007 closing price of GGP common stock of $65.72. The initial exchange rate is subject to adjustment under certain circumstances.

The aggregate net proceeds from this offering, after initial purchasers’ discounts, are estimated to be approximately $1.52 billion. The net proceeds from the offering will be used to repay variable rate indebtedness under our credit facility which bears a current rate of 6.57%, as well as for general corporate purposes.

The notes will be sold to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The notes and any GGP common stock that may be delivered upon exchange of the notes have not been registered under the Securities Act or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws. This release shall not constitute an offer to sell or the solicitation of an offer to buy any of these securities, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

GGP is one of the largest U.S.-based publicly traded Real Estate Investment Trusts (REIT). GGP currently has ownership interest in, or management responsibility for, a portfolio of over 200 regional shopping malls in 45 states, as well as ownership in master planned community developments and commercial office buildings. GGP’s portfolio totals approximately 200 million square feet and includes over 24,000 retail stores nationwide. GGP is listed on the New York Stock Exchange under the symbol GGP. For more information, please visit the GGP website at http://www.ggp.com.

Certain statements contained herein may contain forward-looking statements. Actual results may differ materially from the results suggested by these forward-looking statements, for a number of reasons, including, but not limited to, the retail market, tenant occupancy and tenant bankruptcies, the level of indebtedness and interest rates, market conditions, land sales in the Master Planned Communities segment, the cost and success of development and re-development projects and ability to successfully manage growth. Readers are referred to the documents filed by General Growth Properties, Inc. with the SEC, specifically the most recent report on Form 10-K, which further identify the important risk factors which could cause actual results to differ materially from the forward-looking statements in this release. The Company disclaims any obligation to update any forward-looking statements.